UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2015

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Gessner, Suite 500, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2015, J. Brooks O’Hara, Vice President – Human Resources, entered into both a Transition Agreement (the "Transition Agreement") and an Employment Agreement (the "Employment Agreement" and, together with the Transition Agreement, the "Agreements") with Group 1 Automotive, Inc. (the "Company").

Pursuant to the terms of the Agreements, effective April 1, 2016 (the "Transition Date"), Mr. O’Hara will cease to serve as an executive officer of the Company and will transition into the role of Director, Special Projects. Until the Transition Date, Mr. O’Hara will remain in the role of Vice President – Human Resources and continue to receive his current salary and bonus.

In the event his employment terminates for any reason prior to the Transition Date, Mr. O’Hara will receive (subject to his execution of a release of claims): (a) payment of the remainder of his base salary through the Transition Date, (b) a cash payment of $252,000 and (c) any bonus payable with respect to services to the Company in 2015 (to the extent unpaid) and 2016 (pro-rated to reflect any partial years). In addition, unless such termination was due to (i) Mr. O’Hara’s breach of the Transition Agreement or his restricted stock agreement, (ii) Mr. O’Hara’s commission of an act of fraud, embezzlement or other dishonesty or (iii) the commission by Mr. O’Hara of any illegal and/or unethical act in connection with his business activities (collectively, "Cause"), Mr. O’Hara and his qualified dependents will be entitled to receive for 36 months following such termination, reimbursement for the cost of coverage under the Company’s group health insurance plans pursuant to the Consolidated Omnibus Reconciliation Act ("COBRA") less the applicable employee portion of the premiums under such group health plans (or, in the event that such coverage is not available pursuant to COBRA, cash payment equal to the applicable COBRA premium less the applicable employee portion of the premiums under such group health plans) (such benefit, the "COBRA Benefit"). Mr. O’Hara’s restricted stock awards will continue to vest and otherwise be subject to the terms and conditions of his restricted stock award agreements, including the qualified retirement provisions of those awards; provided, however, that the Compensation Committee of the Board of Directors of the Company has waived the age requirements necessary for Mr. O’Hara to terminate pursuant to a qualified retirement under those awards, entitling Mr. O’Hara to continued vesting under his awards if he complies with certain confidential information, non-competition and non-solicitation provisions associated with those awards ("Qualified Retirement Vesting").

Under the Employment Agreement, on the Transition Date, Mr. O’Hara will become the Company’s Director, Special Projects. The term of the Employment Agreement runs from April 1, 2016 through March 31, 2019, during which Mr. O’Hara will be entitled to receive the following compensation and benefits:

• base cash compensation of $7,000 per month;
• during any calendar week in which Mr. O’Hara provides services in excess of 30 hours, an additional daily rate of $1,000 for each day during the calendar week during which an excess of 30 hours were requested;
• continued participation in the Company’s benefit plans available to employees; and
• continued vesting in the 17,720 shares of restricted stock previously issued to him.

If Mr. O’Hara’s employment terminates for any reason during the term of the Employment Agreement, Mr. O’Hara will receive, subject to his execution of a release of claims, continued payment of his base cash compensation through the end of the term and Qualified Retirement Vesting with respect to his restricted shares (or, if such termination was due to death or disability, full vesting of his restricted shares upon such termination) pursuant to the terms of his restricted stock award agreements. In addition, if such termination was for any reason other than for "cause" (as defined in the Employment Agreement), Mr. O’Hara will be entitled to receive the same post-termination COBRA Benefit as described above with respect to the Transition Agreement.

The Employment Agreement also contains non-competition and non-solicitation covenants which run during the term of the agreement.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

December 23, 2015	By:	Darryl M. Burman

Name: Darryl M. Burman
Title: Vice President